Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

Transcat Reports 18% Increase in Net Income on Record Net Revenue of

$110 Million for Fiscal Year 2012

•	Fourth quarter net revenue increased 19.5% to a record $30.8 million, while net income improved 11.1% to $1.2 million

•	Product segment net sales increased 19.2% in the fourth quarter; up 23.0% for the full year

•	Fourth quarter Service segment net revenue was up 20.1%; fiscal year 2012 Service segment net revenue increased 16.2%

•	Generated $6.3 million in cash from operations in fiscal 2012; up 143.3% over the prior fiscal year

ROCHESTER, NY, May 21, 2012 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services, today reported financial results for its fourth quarter and fiscal year ended March 31, 2012 (“fiscal 2012’). The fourth quarters of fiscal years 2012 and 2011 were 14- and 13-week periods, ended March 31 and March 26 respectively. Included in our reported results are Wind Turbine Tools, Inc. and its affiliated companies, acquired on January 11, 2011; CMC Instrument Services, Inc., acquired on April 5, 2011; and Newark Corporation’s calibration service business, acquired on September 8, 2011.

Fourth quarter fiscal 2012 net revenue increased 19.5%, or $5.0 million, to $30.8 million compared with the prior year period due to solid growth in both of our business segments. Product segment net sales grew 19.2% to $20.1 million and Service segment net revenue increased 20.1% to $10.7 million.

Net income was $1.2 million, or $0.16 per diluted share, in the fiscal 2012 fourth quarter compared with $1.1 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2011. The 11.1% growth in net income was driven by expanded operating profits in the Company’s Product segment.

Charles P. Hadeed, President and CEO of Transcat, commented, “Fiscal 2012 was our most successful year in the Company’s nearly 50-year history. Record revenue and operating income were fueled by the combined results of our organic growth initiatives and the execution of our acquisition strategy. We continued to strengthen our market position with our Product segment strategic partners and have expanded both our geographic footprint and customer base within our Service segment. Significantly we continued to expand into the targeted life science and energy markets. Our strategic focus remains directed towards sustained, profitable annual growth, a well managed balance sheet and operating cash flow.”

Operating Income Expands 9.8% in Fiscal 2012 Fourth Quarter

Operating income for the fourth quarter of fiscal 2012 was $2.0 million, an increase of 9.8% from $1.8 million in the fourth quarter of fiscal 2011. Operating margin declined slightly to 6.4% in the fourth quarter of fiscal 2012 compared with 6.9% for the same quarter of the prior fiscal year. The fourth quarter of fiscal 2012 included a $0.2 million adjustment for stock compensation as a result of the Company’s achievement under its performance-based long-term compensation plan. Total operating expenses increased $0.8 million, or 15.2%, to $5.9 million in the fourth quarter of fiscal 2012, when

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 2

compared with the same quarter of the prior fiscal year. As a percentage of net revenue, operating expenses were 19.2% in the fourth quarter of fiscal 2012 compared with 20.0% in the fourth quarter of fiscal 2011.

During the fourth quarter of fiscal 2012, Transcat generated $2.6 million of EBITDA (earnings before interest, taxes, depreciation and amortization), up $0.2 million, or 6.8%, from $2.4 million for the same quarter of the prior fiscal year. See Note 1 on page 4 for further description of this non-GAAP financial measure and the attached EBITDA Reconciliation table on page 9.

Product and Service Segment Review

Product Segment: Represents the Company’s distribution of professional grade handheld test and measurement instruments business (65.3% of total net revenue for the fourth quarter of fiscal 2012)

Product segment net sales grew 19.2%, or $3.2 million, to $20.1 million in the fourth quarter of fiscal 2012 compared with the same quarter of fiscal 2011, driven by the expansion of the Company’s product portfolio and its effective sales and marketing campaigns. Sales to the Company’s direct channel increased $2.6 million, or 20.6%, while sales to the Company’s reseller channel increased by $0.6 million compared with the fourth quarter of fiscal 2011.

Average Product segment net sales per day were $295 thousand in the fourth quarter of fiscal 2012, up from $263 thousand in the fourth quarter of fiscal 2011. On-line sales of the Company’s products increased 33.1% to $2.1 million, or 10.5% of Product segment net sales, in the fourth quarter of fiscal 2012 compared with $1.6 million, or 9.4%, of Product segment net sales in the prior year period. The Company’s on-line marketing activities are an important complement to its direct mail efforts, both of which help drive overall Product segment growth.

Product segment gross profit in the fourth quarter of fiscal 2012 grew 17.6% to $5.0 million. As a percent of net sales, gross profit was 24.7% in the fiscal 2012 fourth quarter compared with 25.0% in the prior year period.

Product segment operating income increased 18.1%, or $0.2 million, to $1.5 million in the fourth quarter of fiscal 2012, while operating margin was 7.3% and 7.4% of Product segment net sales for the fourth quarters of fiscal 2012 and 2011, respectively.

Service Segment: Represents the Company’s accredited calibration, repair and other measurement services business (34.7% of total net revenue for the fourth quarter of fiscal 2012)

Service segment net revenue was $10.7 million in the fourth quarter of fiscal 2012, a 20.1%, or $1.8 million increase from the fourth quarter of the prior fiscal year, as organic growth was complemented by incremental revenue from recent acquisitions.

Service segment gross profit in the fourth quarter of fiscal 2012 was $2.9 million, an increase of 7.8%, or $0.2 million, over the fourth quarter of fiscal 2011. Service segment gross margin in the fourth quarter of fiscal 2012 declined 310 basis points from the same period in the prior fiscal year to 27.3% as a result of additional operating costs from acquired businesses.

The Service segment generated an operating profit of approximately $0.5 million in the fourth quarter of fiscal 2012, a decline of 9.2% when compared with the same period in the prior year. Potential leverage from the higher gross profit was consumed by incremental selling expenses from the Newark acquisition, non-cash amortization of intangible assets related to recent acquisitions, and higher employee compensation.

Record Revenue and Net Income in Fiscal 2012

Net revenue increased to $110.0 million in fiscal 2012, up 20.7% from net revenue of $91.2 million in fiscal 2011, the result of both market share gains and incremental revenue from recent acquisitions. Fiscal years 2012 and 2011 were 53- and 52-week periods, respectively.

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 3

Product segment net sales were $73.6 million in fiscal 2012, an increase of 23.0% from $59.9 million in the prior fiscal year. Sales to the Company’s direct channel increased $8.6 million, or 19.3%, during this time period. Also, during fiscal 2012 the Company’s reseller channel experienced sales growth of $5.0 million, or 34.4%, on the strength of opportunistic sales of certain typically low-volume, low-margin products to large reseller customers during the first three quarters of the fiscal year. On-line Product sales were $7.0 million in fiscal 2012, up 25.2%, compared with $5.6 million in fiscal 2011.

Service segment net revenue increased 16.2%, or $5.1 million, to $36.4 million in fiscal 2012, from $31.3 million in fiscal 2011, as organic revenue growth was augmented by incremental revenue from recent acquisitions.

Gross margin for fiscal 2012 was 24.7% compared with 25.5% in the prior fiscal year. Product segment gross margin was 25.1% and 25.7% for fiscal 2012 and 2011, respectively. Gross margin was aided by $0.4 million in incremental vendor rebates and cooperative advertising income offset by the effect of higher level of sales through our reseller channel which are typically lower margin. Service segment gross margin was 23.7% in fiscal 2012 compared with 25.3% in the prior fiscal year.

Operating expenses increased $3.0 million to $21.7 million in fiscal 2012 when compared with the prior fiscal year. As a percentage of net revenue, operating expenses for fiscal 2012 improved to 19.8%, down from 20.5% in the prior fiscal year. The dollar increase includes higher year-over-year acquisition-related expenses of $0.8 million, including integration and transaction costs, non-cash amortization of intangible assets and additional employee related expenses.

Operating income in fiscal 2012 grew 18.3% to $5.4 million, or 4.9% of net revenue, compared with $4.6 million, or 5.0% of net revenue, in fiscal 2011.

John J. Zimmer, Vice President of Finance and CFO noted, “We had very solid performance in the year from our Product segment which realized operating income growth at a level greater than sales. However, operating income for our Service segment was less than we would ordinarily expect given its revenue growth and the leverage inherent in that business. A large portion of the incremental revenue in the year for the Service segment was from acquired labs which came with one-time transaction and integration costs. These incremental expenses associated with Service segment acquisitions outpaced our revenue growth resulting in an operating loss for the year.”

Net income was $3.3 million, or $0.43 per diluted share, for fiscal 2012 compared with $2.8 million, or $0.37 per diluted share, for the prior fiscal year.

EBITDA was $8.3 million for fiscal 2012, an increase of 20.9% from $6.8 million in fiscal 2011. See Note 1 below on page 4 the attached EBITDA Reconciliation table on page 9.

Balance Sheet and Cash Management

Net cash provided by operations was $6.3 million in fiscal 2012 compared with $2.6 million in fiscal 2011, reflecting higher net income and timing associated with working capital requirements. Inventory at the end of fiscal 2012 was $6.4 million, down from $7.6 million at the end of fiscal 2011. The Company’s inventory strategy includes larger purchases of key products from certain manufacturers in an effort to maximize on-hand availability and reduce backorders of those products with long lead times. As a result, inventory levels from quarter-to-quarter will vary based on the timing of these larger orders in relation to the quarter-end.

Capital expenditures in fiscal 2012 were $1.4 million compared with $1.6 million in fiscal 2011, and were primarily for additional service capabilities and facility improvements. During fiscal 2012, the Company also invested $3.1 million in business acquisitions compared with $3.4 million in fiscal 2011.

As of March 31, 2012, the Company had $11.6 million in remaining availability under its $15.0 million revolving credit facility.

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 4

Solid Outlook

Commenting on the long-term strategy and outlook for Transcat, Mr. Hadeed stated, “Our long term objective is to sustain strong operating cash flow while continuing to invest in growth. We will continue to execute our Service segment acquisition strategy to increase our footprint, bolt on companies within our current locations to increase market penetration and enhance our service capabilities. In fiscal 2013, we plan to increase our capital expenditures, excluding acquisitions, to approximately $2.5 million. We will be investing in the expansion of our Service segment capabilities and capacity as well as investments in cost reduction efforts. In addition, we plan to invest in improved customer-facing software solutions that we believe will help accelerate the rate of sales growth in the Service segment to realize the leverage we believe is inherent in this segment. The software solution will work in concert with management and staffing changes we have made in our Service segment sales organization. During the first quarter of fiscal 2013, we expect approximately $0.2 million in one-time incremental costs as a result of the restructuring of the Service segment sales organization. We expect this restructuring to enhance the efficiencies of the sales organization for growing service revenue and profitability in future periods.”

Transcat’s long-term expectations are that its Product segment can grow at a mid-single digit rate, while the Service segment should grow in the mid-teen range, including the benefit of acquisitions. The relatively high-fixed cost structure of the Service segment is expected to result in expanded margins as sales grow.

Commenting on the recent activity in the stock market, Mr. Hadeed said, “Transcat is in the strongest position it’s ever been in its history. We do not believe the recent action in our stock reflects these fundamentals.”

Mr. Hadeed concluded, “We believe our long-term performance will continue to demonstrate the success of our strategy and the results of the decisions we make to effectively implement our plans despite variations from quarter to quarter in operating results. Looking at revenue growth in Fiscal 2013, we expect greater growth in the first half due to incremental revenue from the Newark acquisition. Slower growth in the second half of the year will reflect one less operating week and reduced product sales to wind energy customers associated with uncertainty regarding the renewal of the production tax credit for that industry.”

Fiscal 2013 will be comprised of 52 weeks compared with 53 weeks in fiscal 2012.

NOTE 1

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation, and amortization), which is a non-GAAP measure. The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached EBITDA Reconciliation table on page 9.

ABOUT TRANSCAT

Transcat, Inc. is a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, and repair services

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 5

across the United States, Canada and Puerto Rico through its 17 strategically located Calibration Centers of Excellence. We believe the breadth and depth of parameters covered by Transcat’s ISO/IEC 17025 scopes of accreditation to be among the best in the industry.

Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:

John J. Zimmer, Chief Financial Officer

Phone: (585) 352-7777

Email: jzimmer@transcat.com

-OR-

Deborah K. Pawlowski, Investor Relations

Phone: (716) 843-3908

Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 6

TRANSCAT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		For the Years Ended
	March 31, 2012	March 26, 2011	March 31, 2012	March 26, 2011
Product Sales	$20,081	$16,853	$73,614	$59,862
Service Revenue	10,691	8,904	36,406	31,324

Net Revenue	30,772	25,757	110,020	91,186

Cost of Products Sold	15,118	12,633	55,110	44,496
Cost of Services Sold	7,769	6,194	27,786	23,392

Total Cost of Products and Services Sold	22,887	18,827	82,896	67,888

Gross Profit	7,885	6,930	27,124	23,298

Selling, Marketing and Warehouse Expenses	3,680	3,179	13,751	11,756
Administrative Expenses	2,241	1,962	7,945	6,955

Total Operating Expenses	5,921	5,141	21,696	18,711

Operating Income	1,964	1,789	5,428	4,587

Interest Expense	43	32	134	73
Other Expense, net	12	19	48	32

Total Other Expense	55	51	182	105

Income Before Income Taxes	1,909	1,738	5,246	4,482
Provision for Income Taxes	702	652	1,944	1,694

Net Income	1,207	1,086	3,302	2,788

Basic Earnings Per Share	$0.16	$0.15	$0.45	$0.38
Average Shares Outstanding	7,334	7,256	7,309	7,290

Diluted Earnings Per Share	$0.16	$0.14	$0.43	$0.37
Average Shares Outstanding	7,678	7,522	7,651	7,521

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 7

TRANSCAT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

	March 31, 2012	March 26, 2011
ASSETS
Current Assets:
Cash	$32	$32
Accounts Receivable, less allowance for doubtful accounts of $99 and $73 as of March 31, 2012 and March 26, 2011, respectively	13,800	12,064
Other Receivables	845	617
Inventory, net	6,396	7,571
Prepaid Expenses and Other Current Assets	1,064	840
Deferred Tax Asset	1,041	631

Total Current Assets	23,178	21,755
Property and Equipment, net	5,306	5,253
Goodwill	13,390	11,666
Intangible Assets, net	2,449	1,982
Deferred Tax Asset	-	296
Other Assets	654	408

Total Assets	$44,977	$41,360

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$7,516	$8,241
Accrued Compensation and Other Liabilities	5,171	3,579
Income Taxes Payable	366	208

Total Current Liabilities	13,053	12,028
Long-Term Debt	3,365	5,253
Other Liabilities	1,042	750
Deferred Tax Liability	139	-

Total Liabilities	17,599	18,031

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,840,994 and 7,759,580 shares issued as of March 31, 2012 and March 26, 2011, respectively; 7,341,007 and 7,260,798 shares outstanding as of March 31, 2012 and March 26, 2011, respectively	3,920	3,880
Capital in Excess of Par Value	10,810	10,066
Accumulated Other Comprehensive Income	448	485
Retained Earnings	14,394	11,092
Less: Treasury Stock, at cost, 498,782 shares as of
March 31, 2012 and March 26, 2011	(2,194)	(2,194)

Total Shareholders' Equity	27,378	23,329

Total Liabilities and Shareholders' Equity	$44,977	$41,360

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 8

TRANSCAT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended
	March 31, 2012	March 26, 2011
Cash Flows from Operating Activities:
Net Income	$3,302	$2,788
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Deferred Income Taxes	91	138
Depreciation and Amortization	2,896	2,293
Provision for Accounts Receivable and Inventory Reserves	76	158
Stock-Based Compensation Expense	553	428
Change in Contingent Consideration	(50)	(97)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(1,981)	(357)
Inventory	989	(1,269)
Prepaid Expenses and Other Assets	(863)	(458)
Accounts Payable	(681)	(1,720)
Accrued Compensation and Other Liabilities	1,811	724
Income Taxes Payable	116	(55)

Net Cash Provided by Operating Activities	6,259	2,573

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,391)	(1,647)
Business Acquisitions, net of cash acquired	(3,122)	(3,427)

Net Cash Used in Investing Activities	(4,513)	(5,074)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,875)	2,740
Payments on Other Debt Obligations	(13)	(19)
Payments of Contingent Consideration	(94)	(52)
Issuance of Common Stock	436	300
Repurchase of Common Stock	(247)	(559)
Excess Tax Benefits Related to Stock-Based Compensation	42	12

Net Cash (Used in) Provided by Financing Activities	(1,751)	2,422

Effect of Exchange Rate Changes on Cash	5	(12)

Net (Decrease) Increase in Cash	-	(91)
Cash at Beginning of Period	32	123

Cash at End of Period	$32	$32

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 9

TRANSCAT, INC.

Fiscal Year 2012 and Fiscal Year 2011

Additional Information

EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	FY2012
	Q1	Q2	Q3	Q4	FY 2012 TOTAL
Net Income	$325	$746	$1,024	$1,207	$3,302
+ Interest Expense	28	28	35	43	134
+ Income Tax Provision	200	457	585	702	1,944
+ Depreciation & Amortization	670	738	833	655	2,896
EBITDA	$1,223	$1,969	$2,477	$2,607	$8,276

	FY2011
	Q1	Q2	Q3	Q4	FY 2011 Total
Net Income	$278	$527	$897	$1,086	$2,788
+ Interest Expense	12	16	13	32	73
+ Income Tax Provision	166	347	529	652	1,694
+ Depreciation & Amortization	496	529	597	671	2,293
EBITDA	$952	$1,419	$2,036	$2,441	$6,848

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 10

TRANSCAT, INC.

Fiscal 2012 Fourth quarter

Additional Information

Business Segment Data

(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended March 31, 2012	Quarter ended March 26, 2011	$ Change	% Change

Products
Net sales	$20,081	$16,853	$3,228	19.2%

Gross profit	4,963	4,220	743	17.6%
Margin	24.7%	25.0%

Operating income	1,471	1,246	225	18.1%
Margin	7.3%	7.4%

Services
Net revenue	$10,691	$8,904	$1,787	20.1%

Gross profit	2,922	2,710	212	7.8%
Margin	27.3%	30.4%

Operating Income	493	543	(50)	(9.2%)
Margin	4.6%	6.1%

Consolidated
Net revenue	$30,772	$25,757	$5,015	19.5%

Gross profit	7,885	6,930	955	13.8%
Margin	25.6%	26.9%

Operating income	1,964	1,789	175	9.8%
Margin	6.4%	6.9%

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 11

TRANSCAT, INC.

Fiscal 2012 Twelve Months

Additional Information

Business Segment Data

(Dollars in thousands

	(Unaudited)	(Unaudited)
	Twelve months ended March 31, 2012	Twelve months ended March 26, 2011	$ Change	% Change
Products
Net sales	$73,614	$59,862	$13,752	23.0%

Gross profit	18,504	15,366	3,138	20.4%
Margin	25.1%	25.7%

Operating income	5,603	4,395	1,208	27.5%
Margin	7.6%	7.3%

Services
Net revenue	$36,406	$31,324	$5,082	16.2%

Gross profit	8,620	7,932	688	8.7%
Margin	23.7%	25.3%

Operating (loss) income	(175)	192	(367)	(191.1%)
Margin	(0.5%)	0.6%

Consolidated
Net revenue	$110,020	$91,186	$18,834	20.7%

Gross profit	27,124	23,298	3,826	16.4%
Margin	24.7%	25.5%

Operating income	5,428	4,587	841	18.3%
Margin	4.9%	5.0%

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 12

Transcat, Inc.

Additional Information

PRODUCT SEGMENT SALES BY MARKET CHANNEL

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total	% of Total
Direct	$12,504	$11,720	$13,804	$14,943	$52,971	72.0%
Reseller	4,422	5,003	5,296	4,823	19,544	26.5%
Freight Billed to Customers	256	246	282	315	1,099	1.5%
Total Product Sales	$17,182	$16,969	$19,382	$20,081	$73,614

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total	% of Total
Direct	$9,640	$9,906	$12,462	$12,389	$44,397	74.2%
Reseller	3,133	3,352	3,861	4,199	14,545	24.3%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total Product Sales	$12,975	$13,472	$16,562	$16,853	$59,862

PRODUCT SALES PER BUSINESS DAY

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total
Number of business days	64	63	63	68	258
Total product sales	$17,182	$16,969	$19,382	$20,081	$73,614
Sales per day	$268	$269	$308	$295	$285

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total
Number of business days	64	63	62	64	253
Total product sales	$12,975	$13,472	$16,562	$16,853	$59,862
Sales per day	$203	$214	$267	$263	$237

- MORE -

Transcat Reports 18% Increase in Net Income on Record Net Revenue of $110 Million for Fiscal Year 2012 May 21, 2012	Page 13

PRODUCT SEGMENT SALES BY REGION

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total	% of Total
United States	$14,979	$14,943	$16,967	$17,668	$64,557	87.7%
Canada	1,258	1,249	1,433	1,358	5,298	7.2%
Other International	689	531	700	740	2,660	3.6%
Freight Billed to Customers	256	246	282	315	1,099	1.5%
Total	$17,182	$16,969	$19,382	$20,081	$73,614

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total	% of Total
United States	$11,124	$11,589	$14,254	$14,565	$51,532	86.1%
Canada	1,079	957	1,377	1,387	4,800	8.0%
Other International	570	712	692	636	2,610	4.4%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total	$12,975	$13,472	$16,562	$16,853	$59,862

SERVICE SEGMENT REVENUE BY TYPE

(Dollars in thousands)

(Unaudited)

	FY 2012
	Q1	Q2	Q3	Q4	FY 2012 Total	% of Total
Depot/On-site	$6,542	$6,490	$7,069	$8,608	$28,709	78.9%
Outsourced	1,673	1,520	1,791	1,788	6,772	18.6%
Freight Billed to Customers	208	204	218	295	925	2.5%
Total Service Revenue	$8,423	$8,214	$9,078	$10,691	$36,406

	FY 2011
	Q1	Q2	Q3	Q4	FY 2011 Total	% of Total
Depot/On-site	$5,689	$5,800	$5,677	$6,963	$24,129	77.0%
Outsourced	1,786	1,473	1,466	1,720	6,445	20.6%
Freight Billed to Customers	178	175	176	221	750	2.4%
Total Service Revenue	$7,653	$7,448	$7,319	$8,904	$31,324

- END -